Exhibit 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:
April 14, 2011	For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES DATE OF ANNUAL MEETING AND
DECLARATION OF A CASH DIVIDEND FOR THE FIRST QUARTER
ENDING MARCH 31, 2011

MINDEN, LA. – April 14, 2011- Minden Bancorp, Inc. (OTC BB: MDNB) announced today that the annual meeting of shareholders of Minden Bancorp, Inc. will be held on Tuesday, July 12, 2011, at 8:15 a.m. Central Time at the main office of MBL Bank located at 100 MBL Bank Drive, Minden, Louisiana 71055. The record date for shareholders entitled to vote at the meeting is May 16, 2011.

The Company also announced that its Board of Directors declared a cash dividend of $.065 per share on the common stock of the Company, payable on May 6, 2011 to the shareholders of record at the close of business on April 26, 2011.

The Company is the parent holding company of MBL Bank headquartered in Minden, Louisiana.  At December 31, 2010, the Company had assets of $247.8 million, total liabilities of $223.6 million, and total stockholders’ equity of $24.1 million.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission at http://www.sec.gov.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.